FEDERAL DEPOSIT INSURANCE CORPORATION
                                Washington, D. C.




                                    FORM F-3

                                 CURRENT REPORT




                   UNDER SECTION 13 OF THE SECURITIES EXCHANGE
                                   ACT OF 1934






                               Dated April 1, 1997







                               BANK OF MECKLENBURG
                  (Exact name of bank as specified in charter)







                               2000 Randolph Road
                         Charlotte, North Carolina 28207
                          (Address of principal office)


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ITEM 12 - OTHER MATERIALLY IMPORTANT EVENTS

Bank of Mecklenburg (the "Registrant") announced on March 27, 1997 that it had executed a letter of intent between the Registrant and Triangle Bancorp, Inc. pursuant to which Triangle Bancorp, Inc. proposes to acquire all of the capital stock of the Registrant. See press release attached hereto as Exhibit A.


                                   SIGNATURES

Under the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       BANK OF MECKLENBURG


                                       By:     /s/ John H. Ketner, Jr.
                                              John H. Ketner, Jr., President

                                       Date: April 1, 1997



                                       -2-

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                        [BANK OF MECKLENBURG LETTERHEAD]

                                    EXHIBIT A








NEWS RELEASE                                             For more information:
                                         John H. Ketner, Jr. President and CEO
                                                                March 27, 1997

FOR IMMEDIATE RELEASE:

                    BANK OF MECKLENBURG ANNOUNCES MERGER WITH
                             TRIANGLE BANCORP, INC.

          Charlotte...Cy N. Bahakel, chairman of Bank of Mecklenburg, announced that Bank of Mecklenburg has executed a letter of intent with Triangle Bancorp, Inc. (Triangle) for Triangle to acquire all of the capital stock of Bank of Mecklenburg. Under the terms of the agreement, Bank of Mecklenburg will be a subsidiary of Triangle and continue to operate as Bank of Mecklenburg with John Ketner as president and CEO.
          The transaction will be a tax free stock-for-stock exchange with Bank of Mecklenburg shareholders receiving one share of Triangle Bancorp common stock for each share of Bank of Mecklenburg common stock. Based on Triangle's last week's closing price of $19.50, the transaction value will be $47.3 million. As of December 31, 1996, Triangle, headquartered in Raleigh, reported total assets of $971 million, while Bank of Mecklenburg reported total assets of $270 million. At the completion of the merger, Triangle will have assets in excess of $1.2 billion.

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NEWS RELEASE
March 27, 1997


          In remarks on the proposed transaction, John Ketner, said, "Everyone at Bank of Mecklenburg is pleased to have a merger partner who is committed to serving our customers and communities with an expanded product line through our current offices in Charlotte. Triangle's strength and proven track record make this a positive step for all."
          Regarding the merger, Michael S. Patterson, chairman and CEO of Triangle said, "We are excited about the opportunities this merger creates for our shareholders. Mecklenburg County is one of the premier growth areas in the nation and Bank of Mecklenburg's directors, management and staff have created a strong community banking organization. Together, we will build on that success." Bank of Mecklenburg, organized in 1989, operates three offices in Charlotte.

      Triangle Bancorp is the holding company of Triangle Bank, which operates 45 offices in the Triangle area and eastern North Carolina. Triangle Bancorp stock trades on the NASDAQ National over-the-counter market under the quotation symbol "TRBC".

          The merger is subject to satisfaction of a number of conditions, including negotiation of a definitive merger agreement, due diligence review, approval by shareholders of Bank of Mecklenburg, and action by applicable regulatory agencies. It is anticipated that the merger process will be completed during the 4th quarter of 1997.

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